Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

To the Shareholders of

Lexington Realty Trust

(formerly Lexington Corporate Properties Trust):

We consent to the use of our reports dated March 10, 2006, with respect to the consolidated balance sheets of Lexington Corporate Properties Trust as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

/s/ KPMG LLP

New York, New York

January 18, 2007